SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  March 5, 2009

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware.	1-11596.	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On March 5, 2009, we and our subsidiaries entered into an Amendment to our Loan Agreement with PNC Bank, National Association (“PNC”) as discussed under Item 2.03 below, which is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

On March 5, 2009, we, our subsidiaries and PNC, entered into an amendment (“Amendment”) to our Revolving Credit, Termination and Security Agreement (“Loan Agreement”).  This Amendment increased our borrowing availability by approximately an additional $2.2 million.  In addition, pursuant to the Amendment, monthly interest due on our revolving line of credit was amended from prime plus .500% to prime plus 2.00% and monthly interest due on our Term Loan was amended from prime plus 1.00% to prime plus 2.50%.  The Company also has the option to pay monthly interest due on the revolving line of credit using the London Interbank Offer Rate (“LIBOR”), with the minimum floor base LIBOR rate of 2.5%, plus 3.0% and to pay monthly interest due on the Term Loan using the minimum floor base LIBOR rate of 2.5%, plus 3.50%.  In addition, pursuant to the Amendment, the fixed charge coverage ratio was amended to include amounts paid to reduce the Amortizing Availability during each quarter.  The Amendment also allowed our subsidiary to retain funds received from the sale of certain real estate.  All other terms and conditions to the credit facility remain principally unchanged.  As a condition of this Amendment, we agreed to pay PNC a fee of $25,000.

The funds made available under this Amendment were used to secure additional financial assurance needed by our subsidiary, Diversified Scientific Services, Inc. (“DSSI”), to operate under the permit issued by the Environmental Protection Agency (“EPA”) on November 26, 2008, to commercially store and dispose of radioactive Polychlorinated Biphenyls (“PCBs”).

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Amendment No. 13 to Revolving Credit, Term Loan and Security Agreement, dated March 5, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 11, 2009

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:  /s/ Ben Naccarato

Ben Naccarato
Vice President and Chief Financial Officer